Exhibit 8.1

MAYER, BROWN, ROWE & MAW LLP

190 South La Salle Street

Chicago, Illinois 60603-3441

MAIN TELEPHONE (312 782-0600 MAIN FAX (312) 701-7711

November 13, 2003

To the Persons Listed on

Schedule A attached hereto

Re:	M&I Auto Loan Trust 2003-1

Federal Tax Opinion

Ladies and Gentlemen:

We have acted as special federal tax counsel to M&I Marshall and Ilsley Bank (“M&I Bank”), M&I Dealer Auto Securitization LLC, (“MIDAS”), as seller (the “Seller”), and M&I Auto Loan Trust 2003-1 (the “Trust”), in connection with the issuance and sale of Class A-1 Asset-Backed Notes (the “Class A-1 Notes”), Class A-2 Asset-Backed Notes (the “Class A-2 Notes”), Class A-3 Asset-Backed Notes (the “Class A-3 Notes”), Class A-4 Asset-Backed Notes (the “Class A-4 Notes”; together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”) and Class B Asset-Backed Notes (the “Class B Notes”; together with the Class A Notes, the “Notes”) to be issued pursuant to the Indenture, dated as of November 13, 2003 (the “Indenture”), among M&I Bank, as servicer, the Trust and BNY Midwest Trust Co., as indenture trustee (the “Indenture Trustee”). Capitalized terms not otherwise defined herein are used as defined in the Indenture.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions, including: (i) the Prospectus, dated November 3, 2003 (the “Prospectus”) and the Prospectus Supplement (to the Prospectus), dated November 5, 2003 (the “Prospectus Supplement”), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) the Indenture; (iii) the Purchase Agreement dated November 13, 2003, among M&I Bank, M&I Northwoods III LLC (“Northwoods”), Bank One, National Association, (“Bank One”), as agent on behalf of Preferred Receivables Funding Corporation (“PREFCO” and together with M&I Bank, Northwoods and Bank One, the “Transferors”) and MIDAS, as purchaser (the “Purchase Agreement”); (iv) the Sale and Servicing Agreement dated November 13, 2003, among the Trust, the Seller, M&I Bank, as servicer, and the Indenture Trustee (the “Sale and Servicing Agreement”); (v) the Trust Agreement dated November 13, 2003, among MIDAS, as depositor, Deutsche Bank Trust Company Delaware, as owner trustee (the “Owner Trustee”) and M&I Bank, as administrator (the “Trust Agreement”); (vi) the Amended and Restated Limited

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP

November 13, 2003

Liability Company Agreement of the Seller; (vii) specimens of the Notes and (viii) a specimen of the Certificate (collectively the “Operative Documents”).

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based upon the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, it is our opinion that,

(i)	the Notes will be treated as debt for United States federal income tax purposes; and

(ii)	the Trust will not be treated as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

MAYER, BROWN, ROWE & MAW LLP

November 13, 2003

The scope of these opinions are expressly limited to the issues set forth herein and are limited in all respects to laws and facts existing on the date hereof. We express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP

Schedule A

Standard & Poor’s Ratings Services

55 Water Street

40th Floor

New York, New York 10041

Credit Suisse First Boston LLC, as Representative

of the several Underwriters

11 Madison Avenue, 5th Floor

New York, New York 10010

Deutsche Bank Trust Company Delaware, as Owner Trustee

1011 Centre Road, Suite 200

Wilmington, Delaware 19805

BNY Midwest Trust Co., as Indenture Trustee

2 N. LaSalle Street, Ste. 1020

Chicago, Illinois 60602

Attention: Structured Finance Group

M&I Marshall & Ilsley Bank

770 North Water Street

Milwaukee, Wisconsin 53202

M&I Dealer Auto Securitization, LLC

770 North Water Street

Milwaukee, Wisconsin 53202

M&I Auto Loan Trust 2003-1

c/o Deutsche Bank Trust Company Delaware, as Owner Trustee

1011 Centre Road, Suite 200

Wilmington, Delaware 19805